*	Pages where confidential treatment has been requested are stamped
"Confidential material omitted and separately filed with the Commission under an application for confidential treatment," and the confidential section has been marked with a star (*).

REVENUE SHARING TERM SHEET
HOLLYWOOD ENTERTAINMENT CORPORATION

The following (this "Agreement") sets forth the principal terms of the revenue sharing agreement between MGM Home Entertainment ("MGM") and Hollywood Entertainment Corporation ("Retailer") concerning certain motion picture titles made available to the public by MGM.

TITLES:			All motion pictures and programs released by MGM during
the Term as Rental-Priced (defined below) new release
VHS and day-and-date DVD (in the English and Spanish language) (hereafter collectively referred to as "Units"), intended for non-commercial, private in-home viewing, on an output basis, to the extent that MGM owns or controls the necessary revenue-sharing rights in each such motion picture or program (individually a "Title").
 For purposes of this Agreement, "day-and-date DVD" shall include DVD new releases where the DVD release date is within * of the VHS Street Date. In addition, Retailer shall have the option to *. Other video products, and all other media, shall not be included within this Agreement. Retailer agrees to lease all Titles offered by MGM during the Term. Notwithstanding the foregoing, Retailer shall be under no obligation to lease from MGM more than * Titles per year that have a Gross Box Office (defined below) of * and that MGM has not participated in such Title's production (e.g., as evidenced in the credit block) ("Class C Pictures"). If
MGM releases more than * Class C Pictures in any given year, Retailer and MGM shall mutually select the * to be included hereunder and any additional Class C Pictures shall only be leased by Retailer in Retailer's sole discretion. "Gross Box Office" shall mean the box office gross receipts earned by a title in the United
States and Canada measured from the Title's initial theatrical release in the Territory until the date ordered by Retailer, as reported by the Hollywood
Reporter. "Rental-Priced" shall mean new release VHS format Titles not priced for sell-through (as the term is commonly understood in the United States video industry).

Retailer agrees that Units of Titles will only be obtained on a revenue sharing basis in accordance with this Agreement. For the avoidance of doubt, this Agreement is on an output (versus a Title-by-Title) basis, excluding * and excluding certain Class C
Pictures as outlined above.

*Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

TERM:	The term of this Agreement (the "Term") shall commence upon the date this Agreement is fully executed, and shall continue thereafter for a period of three (3) years;
provided, however, that MGM or Retailer may terminate this Agreement at any time after December 15, 2002, upon ninety (90) days' written notice (which notice may be given before or after December 15, 2002).

TERRITORY:	United States, its territories and possessions.

TRANSACTION:	Lease, with rights to purchase Units at end of the
Revenue Sharing Period.

ORDER DATE: With respect to ordering each and every Title pursuant to this Agreement, Retailer shall provide to MGM (or its designee) order quantities determined by Retailer for such Title not later than six (6) weeks prior to such Title's Street Date (the "Order Date"). The orders shall specify the number of Units (VHS and DVD) for each Title.

SHIPPING:	MGM shall ship (at MGM's sole cost and expense) the Units
leased by Retailer to not more than two (2) distribution centers designated by Retailer. MGM shall ship such Units to such designated locations for arrival at such locations not less than fifteen (15) days prior to Street Date. The individual Units will not be shrink-wrapped.

LEASE
COMMITMENT:	Retailer and MGM shall mutually agree on the number of Units for each respective title that Retailer shall lease from MGM. In the event the parties cannot agree on the number of Units on or before forty five (45) days prior to the Street Date of any Title, the number of Units shall be determined by reference to the matrix attached hereto as Exhibit A ("MGM Matrix"). Retailer agrees to provide MGM with written notice of the inability of the parties to agree on or before the expiration of said forty-five (45)-day period ("Matrix Notice").

*

In the event * is used to determine the number of Units acquired by Retailer, Retailer agrees to pay *

* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

The allocation between VHS and DVD within the number of Units leased shall be determined by Retailer in Retailer's sole discretion; provided, however, that in the event Retailer elects to increase the percentage of DVD acquired in excess of * percent (*%) of the Retailer's * at the time of the allocation, the allocation in excess of such * percent (*%) increase shall be subject to MGM's prior written consent, which consent shall not be unreasonably withheld. For purposes of illustration, if at the time of the allocation *

Matrix Adjustment:  The parties agree that the MGM
Matrix * shall be adjusted semi-annually during the term of this Agreement. The first such adjustment shall be made effective December 15, 2001, with later adjustments being made on June 15, 2002, December 15, 2002, June 15,
2003, and December 15, 2003 ("Adjustment Date(s)"). The adjustment in the * for the next period shall be a pro rata increase or decrease in the Unit ranges based upon the percentage year-over-year increase or decrease in Store Revenue for Retailer's stores for the six (6)- month period ending the month prior to the month of the Adjustment Date ("Adjustment Period"); provided, however, that unless the adjustment is greater than * percent (*%), there shall be no adjustment made in the *. Year-over-year increases or decreases shall be effective as of the Adjustment Date and shall be determined by comparison of Store Revenue for the prior
Adjustment Period to Store Revenue for the same six (6)- month period of the prior year. The Store Revenue percentage increase or decrease shall determine the percentage increase or decrease in the Unit ranges in the *. For purposes of this Agreement, Store Revenue for Retailer's stores is defined as average store revenue determined from all Comp-stores owned by Retailer and all franchises or licensed stores for which Retailer is responsible for new release acquisitions.
 The * for any period shall apply to Titles that have a Street Date within such period. For purposes of this Agreement, "Comp-stores" are defined as stores over one
(1) year old compared to the same store for the same period for the prior year.

REVENUE
SHARE:	For purposes of this Agreement, Revenue Share includes
*, excluding any sales taxes, use taxes, and any other government-levied transaction fees collected from the customer.

* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

Rental Revenue: Retailer shall pay to MGM an amount equal to * percent (*%) of all Rental Revenue (defined below) with respect to each and every Unit leased by Retailer pursuant to this Agreement ("MGM's Rental
Share") during the period commencing upon the respective
Street Date for such Title and continuing for * thereafter ("Revenue Sharing Period"). "Rental Revenue" is defined as all monies actually tendered by consumers, including rental fees and extended viewing fees (less amounts refunded * and excluding any sales taxes, use taxes, and any other government-levied transaction fees collected from the customer. For purposes of the foregoing, Promotional or Operation Credit or Discount shall mean *

DVD PVT:  *

VHS PVT:  *

MINIMUM PER
TRANSACTION:	With respect to each Title, Retailer shall pay to MGM the
greater of: (i) * per Rental Transaction (defined below) averaged over the aggregate number of rental transactions for all Units of such Title during the Revenue Sharing Period, or (ii) * amount for such
Title.  For purposes of this Agreement, "Rental
Transaction" is defined as a single-night or multiple-night Rental Transaction involving a Unit, whether or not paid for.

MGM acknowledges that one of Retailer's operation programs is the free rental of new releases to Retailer's store employees prior to Street Date. The purpose of the program is to educate Retailer's employees so they may better serve customers. MGM acknowledges that such program transactions are excluded from Rental Revenue and Rental Transactions. Retailer acknowledges that such program shall be applied to MGM in a manner consistent with its application to other major motion picture studios.

AD ALLOWANCE:	* shall be made available by MGM to Retailer for
advertising purposes; provided, however, that amounts, if any, in excess of such minimum shall be determined by MGM at MGM's sole discretion. The allowance may be deducted monthly by Retailer from MGM's Revenue Share otherwise payable by Retailer.


* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

END-OF-TERM
BUYOUT FEE:	VHS Units: With respect to VHS Units of each Title leased by
Retailer, Retailer shall, on the date which is * after such Title's Street Date, *
In the event MGM elects to have Retailer return Units, MGM shall provide the destination address for its distribution center for return of the Units and Retailer shall deliver the Units to such location. Retailer may reasonably retain and consolidate return shipments to fully utilize truck capacities, provided returns shall not be delayed by such for more than *

DVD Units:  With respect to DVD Units of each Title
leased by Retailer which have not been sold during the
Revenue Sharing Period for such Title, Retailer shall,
on the date which is * after such Title's Street Date,
*

In the event MGM elects to have Retailer return Units,
MGM shall provide the destination address for its
distribution center for return of the Units and Retailer
shall deliver the Units to such location.  Retailer may
reasonably retain and consolidate return shipments to
fully utilize truck capacities, provided returns shall
not be delayed by such for more than *.
PVT
CONSUMER
SALES:	Only Units that have previously been rented to consumers
(PVT) may be sold pursuant to this Agreement during the Revenue Sharing Period. There shall be no PVT sales prior to the date which is * after each Title's respective Street Date for VHS and * after each Title's respective Street Date for DVD (the "Permitted Sale
Date"). Thereafter, Retailer may sell Units for each Title leased by Retailer pursuant hereto. *.

PAYMENT
TERMS:	MGM's Rental Share and * revenue shall be paid by
Retailer to MGM not later than * days after the end of the month during which each respective transaction occurred. With respect to the * any * shall be payable within * days after the expiration of the applicable
Revenue Sharing Period for the Title.

MGM's * shall be paid by Retailer to MGM not later than
* days after the date such amount is due to MGM in accordance with * provision set forth above.

*Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

DATA
REPORTING: With respect to each and every Title pursuant to this Agreement, Retailer shall provide to MGM (or its designee), on a weekly basis, all transactional data, excluding Retailer's customer data, for all amounts payable by Retailer to MGM pursuant to this Agreement in the manner set forth in Exhibit "C" attached hereto.
MGM acknowledges that Retailer's current electronic reporting capabilities are satisfactory to MGM.
Retailer agrees that it will maintain its system to continue to provide such data. Retailer agrees to consider reasonable data format changes requested by MGM, provided that such changes do not require significant expenditures or otherwise present processing problems.

DEFECTIVES: VHS: MGM shall allow Retailer a credit, as the sole remedy for damaged or defective VHS Units, in an amount equal to * of Revenue Share for VHS Units.

DVD: MGM shall allow Retailer a credit, as the sole remedy for damaged or defective DVD Units, in an amount equal to * of Revenue Share for DVD Units.

The credits may be deducted monthly by Retailer from MGM's Revenue Share otherwise payable by Retailer.

PRODUCT
ALLOCATION: In the event Retailer closes one (1) or more stores during the term of this Agreement, Retailer shall have the right to transfer Units to other stores or to Retailer's distribution centers.

PRODUCT
PLACEMENT: Retailer shall stock all DVD and VHS Units of all Titles leased in Retailer's stores. Retailer shall have the right to transfer Units between its stores. Retailer agrees that Retailer shall stock and transfer Units consistent with Retailer's handling of similar product of other major motion picture studios.

* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

AUDIT RIGHTS:	With respect to each and every Title pursuant to this
Agreement, MGM shall hold all audit and inspection rights in connection with all Units pursuant to this Agreement (including, but not limited to, the right to audit the Matrix Adjustment determinations); provided, however, that MGM shall not audit Retailer more than once per quarter. Such audits shall not continue for more than twenty (20) business days so long as Retailer provides requested audit documentation to MGM in a timely manner. In no event shall MGM have the right to examine records relating to Retailer's business generally or with respect to projects or areas not directly relating to Revenue Share with MGM. The foregoing sentence shall not limit MGM's right to audit and inspect the Matrix Adjustment determinations and the transactional data provided to MGM set forth above.

NO ASSIGNMENT:	This Agreement may not be assigned by Retailer without
MGM's prior written consent. The sale or exchange of Retailer's stock in a public offering and the subsequent sale of Retailer's stock on a nationally recognized exchange or in NASDAQ, a change in ownership of Retailer as a result of a merger, consolidation, reorganization, joint venture, the exchange of stock between Retailer's parent company and a subsidiary or between subsidiaries, or the sale of all or substantially all of Retailer's stock, or the sale of all or substantially all of Retailer's assets shall not be considered an Assignment.
 Retailer shall not be required to obtain MGM's consent and MGM shall have no right to delay, alter, or impede any of the foregoing transactions or combinations thereof. Only the event of change in ownership or control of Retailer as a result of such a transaction shall the successor entity have the right to assume
Retailer's rights and obligations under this Agreement;
provided, however, no such assignment shall operate to release Retailer of its obligations under this Agreement.


* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

CONFIDENTIALITY: Neither MGM nor Retailer shall disclose to any third party (other than its respective employees, in their capacity as such) any information with respect to the terms and provisions of this Agreement except: (a) to the extent necessary to comply with law, administrative order, or rule or the valid order or decree of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (b) as part of its normal reporting or review procedure to its partners, its divisions, its corporate affiliates, its financiers, its financial advisers, auditors, and its attorneys, and its profit participants (to the extent deemed necessary by the disclosing party), (c) for reasonable conduct of its business, to Retailer's employees, agents, and business advisors or consultants authorized by Retailer who have a reasonable need to know such information; provided, however, that any and all such parties are advised of the confidential nature of the information and agree in writing to be bound by the confidentiality requirements of this Agreement.

INDEMNIFICATION: MGM hereby indemnifies and holds harmless Retailer, its successors and assigns, including any customers, from any loss, liability, claim, or damage (including, but not limited to, reasonable outside attorney fees) arising out of or in relation to the content of any Unit of a Title leased by Retailer pursuant to this Agreement; provided, however, that such Unit(s) has not been altered or modified by Retailer.


* Confidential material omitted and separately filed with the Commission under an application for confidential treatment.

MGM and Retailer contemplate that a more formal agreement shall be entered into by MGM and Retailer with respect to the foregoing matters and standard terms and conditions to be negotiated in good faith. Pending the preparation and execution of such more formal documentation, this Agreement shall be binding upon MGM and Retailer.


MGM HOME ENTERTAINMENT INC.		HOLLYWOOD ENTERTAINMENT
                                        CORPORATION, an Oregon corporation


By:	/s/ David Bishop		By:	/s/ F. Bruce Giesbrecht
	David Bishop				F. Bruce Giesbrecht
Its:	President			Its:	Executive Vice President
						Business Development

Dated:	7/31/01					Dated:	7/30/01



EXHIBIT A


*

EXHIBIT B


*


EXHIBIT C


*